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                                                                     Exhibit 2.4

                                                                  EXECUTION COPY

                            STOCK PURCHASE AGREEMENT

      This Stock Purchase Agreement (this "Agreement"), is made as of June 13, 2003 by and among (i) VI ACQUISITION CORP., a Delaware corporation (the "Company"), (ii) WIND POINT PARTNERS IV, L.P., WIND POINT PARTNERS V, L.P. and WIND POINT IV EXECUTIVE ADVISOR PARTNERS, L.P., each of which is a Delaware limited partnership, and WIND POINT ASSOCIATES IV, LLC, a Delaware limited liability company (collectively, "WPP"), (iii) MID OAKS INVESTMENTS LLC, a Delaware limited liability company ("Mid Oaks"), (iv) A.G. EDWARDS PRIVATE EQUITY PARTNERS QP II, L.P. and A.G. EDWARDS PRIVATE EQUITY PARTNERS II, L.P., each of which is a Delaware limited partnership (collectively, "AGE"), (v) DEBRA KOENIG ("Koenig"), (vi) WALTER VAN BENTHUYSEN ("van Benthuysen," and together with WPP, Mid Oaks, AGE, Koenig, and any additional purchaser deemed an Investor pursuant to Section 6.05 hereof, the "Investors") and (vii) ROBERT KALTENBACH ("Kaltenbach") and JOSEPH TRUNGALE ("Trungale") and the other Executives identified on the signature pages to this Agreement (each individually, an "Executive" and collectively the "Executives"). The Investors and the Executives are herein called the "Purchasers". Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in Section 5 of this Agreement.

                                    RECITALS:

      WHEREAS, the Company has been organized for the purpose of operating and managing family dining restaurants and enterprises (the "Core Business"), which Core Business will be operated by the Company through its direct subsidiary, VICORP Restaurants Inc., a Colorado corporation ("VICORP"), and through the direct subsidiaries of VICORP.

      WHEREAS, on the date hereof, the Company will acquire VICORP pursuant to that certain Stock Purchase Agreement dated as of April 15, 2003, attached as EXHIBIT A hereto (the "Acquisition Agreement").

      WHEREAS, in order to partially fund the transactions contemplated by the Acquisition Agreement, the Company proposes to issue and sell to the Purchasers up to $72,237,500 worth of its capital stock, comprising up to 1,237,500 shares of its Common Stock, par value $.0001 per share (the "Common Stock"), and up to 71,000 shares of its Series A Preferred Stock, par value $.0001 per share (the "Series A Preferred Stock"), each having the rights and preferences set forth in the Company's Amended and Restated Certificate of Incorporation attached as EXHIBIT B hereto (the "Certificate of Incorporation").

      The parties hereto agree as follows:

SECTION 1. AUTHORIZATION AND CLOSING.

1.01 Authorization of the Stock. The Company has authorized the issuance and sale to the Purchasers of up to 1,237,500 shares of its Common Stock and up to 71,000 shares of Series A Preferred Stock, each having the rights and preferences set forth in the Certificate of Incorporation. The Common Stock and the Series A Preferred Stock are collectively referred to herein as the "Stock".

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1.02  Purchase and Sale of the Stock. At the Closing (as defined in Section 1.03 below), the Company shall issue to the Purchasers and, subject to the terms and conditions set forth herein, such Purchasers shall acquire from the Company, shares of Common Stock at a price of $1.00 per share and shares of Series A Preferred Stock at a price of $1000.00 per share and/or the Preferred Stock Options (which shares and options shall total
      1,237,500 shares of Common Stock and 71,000 shares of Series A Preferred Stock). The number of shares to be acquired by the Purchasers at the Closing or pursuant to the Preferred Stock Options is set forth on EXHIBIT C hereto. The number of shares and Preferred Stock Options to be acquired by each Executive is set forth on his or her signature page.

1.03 Closing. The closing of the purchase and sale of the Stock to be purchased by the Purchasers and of the transactions contemplated by the Acquisition Agreement (the "Acquisition") shall take place at the offices of Sachnoff & Weaver, 30 S. Wacker Drive, 29th Floor, Chicago, Illinois 60606 at 9:00 a.m. on June 13, 2003, or at such other place or on such other date as may be mutually agreeable to the Company and WPP (the "Closing"). At the Closing, the Company shall deliver to each Purchaser stock certificates evidencing the Stock to be purchased by such Purchaser, registered in such Purchaser's name, upon payment of the purchase price therefor.

SECTION 2. CONDITIONS TO THE PURCHASER'S OBLIGATION AT THE CLOSINGS.

      The obligation of the Purchasers (other than WPP) to purchase and pay for the Stock to be purchased by them at the Closing is conditioned upon the contemporaneous purchase by WPP of the Stock being purchased by it at the Closing and satisfaction of each of the conditions set forth below:

2.01 Representations and Warranties. The representations and warranties contained in Section 4 hereof shall be true and correct at and as of the Closing as though then made, except to the extent of changes caused by the transactions expressly contemplated herein, and the Company shall have performed in all material respects all of the covenants required to be performed by it hereunder prior to the Closing.

2.02 Certificate of Incorporation. The Certificate of Incorporation of the Company shall have been filed with the Secretary of State of Delaware in the form attached as EXHIBIT B hereto, shall be in full force and effect under the laws of Delaware as of the Closing and shall not have been amended or modified.

2.03 Management and Employment Agreement. The Company shall have entered into a management agreements (the "Management Agreements") and VICORP shall have entered into employment agreements (the "Employment Agreements"), substantially in the forms of EXHIBITS D and E attached hereto, respectively, with Koenig, Kaltenbach and Trungale effective as of the Closing. Such Management Agreements and Employment Agreements shall not have been amended or modified and shall be in full force and effect as of the Closing, and the Executives shall have purchased the Stock proposed to be purchased by each of them thereunder.

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2.04  Stockholders Agreement. The Company, the Purchasers and the other parties signatory thereto shall have entered into a stockholders agreement substantially in the form of EXHIBIT F attached hereto (the "Stockholders Agreement"), and the Stockholders Agreement shall be in full force and effect as of the Closing.

2.05 Professional Services Agreement. The Company and WPP shall have entered into a professional services agreement substantially in the form of EXHIBIT G attached hereto (the "Professional Services Agreement"), and the Professional Services Agreement shall be in full force and effect as of the Closing.

2.06 Registration Rights Agreement. The Company, the Purchasers and the other parties signatory thereto shall have entered into a registration rights agreement substantially in the form of EXHIBIT H attached hereto (the "Registration Rights Agreement"), and the Registration Rights Agreement shall be in full force and effect as of the Closing.

2.07 Closing Documents. The Company, on behalf of itself and VICORP, shall have delivered to each Investor all of the following documents:

            (a) An Officer's Certificate, dated the date of the Closing, stating that the conditions specified in Sections 2.01 through 2.06 have been fully satisfied;

            (b) Certified copies of the resolutions duly adopted by the Governing Body (if there is a Governing Body for such Person) of VICORP and of Company authorizing the execution, delivery and performance of this Agreement, the Management Agreement, the Employment Agreement, the Stockholders Agreement, the Professional Services Agreement and the Registration Rights Agreement and each of the other agreements contemplated hereby, the filing of the Certificate of Incorporation referred to in Section 2.02, the issuance and sale of the Stock and the consummation of all other transactions contemplated by this Agreement;

            (c) Certified copies of the Company's Organizational Documents, each as in effect at the Closing;

            (d) Certified copies of VICORP's Organizational Documents, each as in effect at the Closing; and

            (e) Such other documents relating to the transactions contemplated by this Agreement as such Purchaser or its counsel may reasonably request.

2.08 Fees and Expenses. The Company shall have reimbursed certain Purchasers for the fees and expenses as and to the extent provided in Section 6.01 hereof.

2.09 Compliance with Applicable Laws. The purchase of Stock by each Purchaser hereunder shall not be prohibited by any applicable law or governmental regulation, shall not subject such Purchaser to any penalty, liability or, in such Purchaser's good faith judgment, other onerous conditions under or pursuant to any applicable law or governmental regulation, and shall be permitted by laws and regulations of the jurisdictions to which such Purchaser is subject.

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2.10  Waiver. Any condition specified in this Section 2 may be waived only if such waiver is set forth in a writing executed by such Purchaser.

SECTION 3. COVENANTS.

3.01 Affirmative Covenants. So long as any Purchaser holds any Stock, the Company shall, and shall cause each Subsidiary to comply with all applicable laws, rules and regulations of all governmental authorities, the violation of which could reasonably be expected to have a material adverse effect upon the financial condition, operating results, assets or operations of the Company and its Subsidiaries taken as a whole, and pay and discharge when payable all material taxes, assessments and governmental charges (except to the extent the same are being contested in good faith and adequate reserves therefor have been established).

3.02 Public Disclosures. The Company shall not, nor shall it permit any Subsidiary to, disclose any Purchaser's name or identity as an investor in the Company in any press release or other public announcement or in any document or material filed with any governmental entity, without the prior written consent of such Purchaser, unless such disclosure is required by applicable law or governmental regulations or by order of a court of competent jurisdiction, in which case prior to making such disclosure the Company shall give written notice to such Purchaser describing in reasonable detail the proposed content of such disclosure and shall permit such Purchaser to review and comment upon the form and substance of such disclosure.

3.03  Financial Statements and Budget Information.

            (a) At any time prior to the Company's Initial Public Offering, the Company shall deliver to each Investor (so long as such Investor holds any Stock) and to each holder of at least five percent (5%) of the outstanding Series A Preferred Stock or at least five percent (5%) of the outstanding Common Stock:

            (i) Periodic Statements. As soon as available but in any event within thirty (30) days after the end of each of thirteen (13) twenty-eight (28) day accounting periods in each fiscal year (except for the first three sets of financial statements required under this subsection, which shall be due within forty-five (45) days after the first, second and third month ending after the Closing Date), unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such period and for the period from the beginning of the fiscal year to the end of such twenty-eight (28) day period, and consolidated balance sheets of the Company and its Subsidiaries as of the end of such period, all certified on behalf of the Company by an appropriate responsible officer as being complete and correct and fairly presenting, in accordance with GAAP, consistently applied, the financial position and results of operations of the Company and its Subsidiaries, subject to the absence of footnote disclosures and to normal year-end adjustments; and

            (ii) Annual Statements. As soon as available, but not later than one hundred five (105) days after the end of each fiscal year of the Company, a copy of the audited

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      consolidated balance sheet of the Company as at the end of such year and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year, in conformity with GAAP applied on a basis consistent with prior years.

            (iii) Budget. Within ninety (90) days after the beginning of each fiscal year, an annual budget prepared on a monthly basis for VICORP and its Subsidiaries.

            (b) Each Purchaser acknowledges that the information provided to Purchasers pursuant to this Section 3.03 is confidential and not for dissemination to any person not a party to this Agreement (other than advisors of such Purchaser who agree to maintain the confidentiality of such information) without the prior written consent of the Company.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

      As a material inducement to the Purchasers to enter into this Agreement and purchase the Stock, the Company hereby represents and warrants to each Purchaser that as of the Closing:

4.01 Organization and Corporate Power. Each of the Company and VICORP is a corporation duly organized, validly existing and in good standing under the laws of its state of organization. Each of the Company and VICORP is qualified to do business in every jurisdiction in which such entity currently conducts, and presently proposes to conduct, its business. Each of the Company and VICORP has all requisite corporate or limited liability company power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its business as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement.

4.02  Capital Stock and Related Matters.

            (a) As of the Closing and immediately thereafter, the authorized capital stock of the Company shall consist of 3,000,000 shares of Stock, of which (i) 100,000 shares shall be designated as Series A Preferred Stock, 69,428.898 shares of which shall be issued and outstanding pursuant to this Agreement and 1,571.102 shares of which shall be reserved for issuance upon exercise of the Preferred Stock Options, (ii) 100,000 shares of which are undesignated preferred stock, none of which are outstanding as of the Closing, and (iii) 2,800,000 shares shall be designated as Common Stock, (A) 1,440,000 shares of which shall be issued and outstanding pursuant to this Agreement and the Management Agreements with the Executives, (B) 22,800 shares of which shall be issued and outstanding to other management employees of the Company, (C) 37,200 shares of which shall be reserved for issuance to additional executives or management employees of the Company or its Subsidiaries, and (D) 95,745 shares of which shall be reserved for issuance upon the exercise of the Warrants. As of the Closing, the Company shall not have outstanding any stock or securities convertible or exchangeable for any shares of its capital stock or containing any profit participation features, nor shall it have outstanding any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock or any stock appreciation

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      rights or phantom stock plans other than pursuant to and as contemplated by this Agreement and the Management Agreements. As of the Closing, the Company shall not be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock, except pursuant to this Agreement, the Stockholders Agreement and the Management Agreements. As of the Closing, all of the outstanding shares of the Company's capital stock shall be validly issued, fully paid and nonassessable.

            (b) There are no statutory or, to the best of the Company's knowledge, contractual stockholders' preemptive rights or rights of refusal with respect to the issuance of the Stock hereunder or the issuance of the Stock pursuant to Section 1.02 hereof, except as expressly provided herein. Based in part on the investment representations of the Purchasers in Section 6.03 hereof and of each of the Executives in Section 1(c) of their respective Management Agreements, the Company has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock, and the offer, sale and issuance of the Stock hereunder and pursuant to Section
      1.02 hereof do not and will not require registration under the Securities Act or any applicable state securities laws. To the best of the Company's knowledge, there are no agreements between the Company's stockholders with respect to the voting or transfer of the Company's capital stock or with respect to any other aspect of the Company's affairs, except for the Stockholders Agreement and the Management Agreement.

4.03 Authorization; No Breach. The execution, delivery and performance of this Agreement, the Management Agreement, the Employment Agreement, the Stockholders Agreement, the Professional Services Agreement, the Registration Rights Agreement and the Acquisition Agreement (hereinafter collectively called the "Agreements") and the transactions contemplated thereby, the filing of the Certificate of Incorporation and the issuance of the Stock have been duly authorized by the Company and VICORP, as applicable, and, when delivered and paid for by their respective Purchasers pursuant to this Agreement, the shares of Stock will be validly issued, fully paid and non-assessable. The Agreements and the Certificate of Incorporation each constitute a valid and binding obligation of the Company, enforceable in accordance with its terms. The execution and delivery by the Company of the Agreements and all other agreements contemplated hereby to which the Company is a party, the offering, sale and issuance of the Stock hereunder, the filing of the Certificate of Incorporation and the fulfillment of and compliance with the respective terms hereof and thereof by the Company do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon the Company's or any of its Subsidiaries' capital stock or assets, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of; or (vi) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to, the Certificate of Incorporation or bylaws of the Company, or any law, statute, rule or regulation to which the Company or any of it Subsidiaries is subject, or any agreement, instrument, order, judgment or decree to which the Company or any of its Subsidiaries is a party or by which it is bound.

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4.04  Closing Dates. The representations and warranties of the Company contained in this Section 4 and elsewhere in this Agreement and all information contained in any exhibit, schedule or attachment hereto or in any writing delivered by, or on behalf of, the Company to the Purchasers shall be true and correct in all material respects on the date of the Closing as though then made, except as affected by the transactions expressly contemplated by this Agreement.

SECTION 5. DEFINITIONS.

      For the purposes of this Agreement, the following terms have the meanings set forth below:

5.01 "Affiliate" of any particular person or entity means any other person or entity controlling, controlled by or under common control with such particular person or entity and, for any Purchaser that is a partnership, will also include any general or limited partner of such Purchaser.

5.02 "Governing Body" means (i) in the case of a corporation, that corporation's Board of Directors, and (ii) in the case of a limited liability company, that company's Board of Managers or Board of Members, if any.

5.03 "Initial Public Offering" means the initial offering by the Company of shares of Common Stock pursuant to a public distribution under the Securities Act.

5.04 "Officer's Certificate" means a certificate signed by the Company's president or its chief financial officer, stating that (i) the officer signing such certificate has made or has caused to be made such reasonable investigations as are necessary in order to permit him to verify the accuracy of the information set forth in such certificate and (ii) to the best of such officer's knowledge, such certificate does not misstate any material fact and does not omit to state any fact necessary to make the certificate not misleading.

5.05 "Organizational Documents" means, (i) in the case of a corporation, that corporation's charter and by-laws, (ii) in the case of a limited liability company, that company's articles or certificate of organization and operating agreement, if any, and (iii) in the case of a partnership, the partnership agreement.

5.06 "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

5.07 "Preferred Stock Options" means options issued to certain Executives to purchase a total of 1,571.102 shares of Series A Preferred Stock.

5.08 "Securities Act" means the Securities Act of 1933, as amended, or any similar federal law then in force.

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5.09  "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (1) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or
      (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

5.10 "Warrants" means the common stock purchase warrants entitling the holders thereof to purchase shares of Common Stock, subject to adjustment as provided therein, issued pursuant that certain Investment Agreement between the Company and the purchasers named therein, dated of even date herewith.

SECTION 6. MISCELLANEOUS.

6.01 Expenses. The Company agrees to pay (i) as a transaction fee, One Million Dollars ($1,000,000) to WPP, (ii) the fees and expenses of WPP, including but not limited to their legal counsel and accountants, arising in connection with the negotiation and execution of this Agreement, the Acquisition Agreement and the consummation of the transactions contemplated by this Agreement and the Acquisition Agreement, and (iii) the legal and accounting fees and related reasonable expenses incurred by WPP with respect to any amendments or waivers under or in respect of this Agreement, the Acquisition Agreement, the Stockholders Agreement, the Registration Rights Agreement, the Warrants and the Certificate of Incorporation.

6.02 Remedies. Each holder of Stock shall have all rights and remedies set forth in this Agreement and the Certificate of Incorporation and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law.

6.03 Purchaser's Investment Representations. Each Purchaser hereby represents the following:

            (a) Such Purchaser is acquiring the Stock purchased hereunder at the Closing for its own account with the present intention of holding such securities for purposes of investment, and has no intention of selling such securities in a public distribution in violation of the federal securities laws. Each certificate for the Stock shall be imprinted with a legend in substantially the form set forth in Section 6.04.

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            (b)   Such Purchaser has received all the information such Purchaser considers necessary or appropriate for deciding whether to acquire the Stock. Such Purchaser further represents that such Purchaser has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Stock and the business, properties, prospects and financial condition of the Company.

            (c) Such Purchaser is an investor in securities of privately held companies and acknowledges that such Purchaser can bear the economic risk of such Purchaser's investment, and has such knowledge and experience in financial or business matters that such Purchaser is capable of evaluating the merits and risks of the purchase of the Stock.

            (d) Such Purchaser is an "accredited investor" as such term is defined in Regulation D of the Securities Act or is an employee of the Company or its Affiliates.

            (e) Such Purchaser understands that the Stock is not currently being registered under the Securities Act by reason of the contemplated issuance in a transaction exempt from registration and prospectus delivery requirements of the Securities Act pursuant to Section 701, Regulation D and/or Section 4(2) thereof.

6.04 Legend. Each certificate for Stock shall be imprinted with a legend in substantially the following form:

            "The securities represented by this certificate were originally issued on ___________, 2003 and have not been registered under the Securities Act of 1933, as amended. The transfer of the securities represented by this certificate is subject to the conditions specified in the Stockholders Agreement dated as of ____________, 2003, among the issuer (the "Company") and certain investors, and the Company reserves the right to refuse the transfer of such securities until such conditions have been fulfilled with respect to such transfer. A copy of such conditions shall be furnished by the Company to the holder hereof upon written request and without charge."

6.05 Additional Purchasers. Subject to the terms of the Stockholders Agreement and this Agreement, the Company and/or any of the Purchasers may sell shares of the Stock to any Person, and in such event, by an amendment to this Agreement in the form of a supplement to this Agreement, the Company may permit such Person to become a party to this Agreement and succeed to all of the rights and obligations of an "Investor" hereunder without requiring the consent of any of the other parties to this Agreement. At the time of execution of each supplement to this Agreement, EXHIBIT C shall be revised accordingly.

6.06 Consent to Amendments. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended or waived at any time only by the written agreement of (i) the Company; (ii) WPP, so long as WPP owns at least twenty percent (20%) of the outstanding Common Stock; (iii) Purchasers holding not less than a majority of the Common Stock issued and outstanding at the time, calculated on a fully-diluted basis and

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      including, without limitation, Common Stock issuable upon the exercise of the Warrants; and (iv) Purchasers holding not less than a majority of the Preferred Stock issued and outstanding at the time. Notwithstanding the foregoing, no provision of this Agreement may be amended or waived if such amendment or waiver of any provisions would have the effect of limiting any benefit of, imposing additional obligations on or waiving any rights of any of the Purchasers or treating preferentially in any way any Purchaser over other Purchasers except by written agreement of the Purchaser affected thereby. No other course of dealing between the Company and the holder of any Stock or any delay in exercising any rights hereunder or under the Certificate of Incorporation shall operate as a waiver of any rights of any such holders. For purposes of this Agreement, shares of Stock held by the Company or any Subsidiaries shall not be deemed to be outstanding.

6.07 Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation made by the Purchasers or on their behalf with respect to any claim; provided that any such claim must be made by the Purchasers in writing and delivered to the Company within three (3) years of the Closing.

6.08 Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for any Purchaser's benefit as a purchaser or holder of Stock are also for the benefit of, and enforceable by, any subsequent holder of such Stock. The rights and obligations of each Purchaser under this Agreement and the agreements contemplated hereby may be assigned by such Purchaser at any time in whole or in part to any investment fund managed by Wind Point Investors, L.L.C. or any successor thereto or Affiliate thereof, or as otherwise permitted by this Agreement, the Stockholders Agreement or the Management Agreements, as the case may be.

6.09 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

6.10 Counterparts. This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement.

6.11 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The use of the word "including" in this Agreement shall be by way of example rather than by limitation.

6.12 Governing Law. The corporate law of the State of Delaware shall govern all issues concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by and construed in accordance with the internal laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

6.13 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) one (1) business day following deposit with a reputable express courier service for next day delivery (charges prepaid), (c) three (3) business days after it is mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or (d) one (1) business day after receipt is electronically confirmed, if sent by fax (provided that a hard copy shall be promptly sent by first class mail, postage prepaid). Such notices, demands and other communications shall be sent to the Purchasers and to the Company at the address indicated below or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

      If to the Company

              VI Acquisition Corp.
              c/o Wind Point Partners
              676 N. Michigan Avenue, Suite 3700
              Chicago, IL 60611
              Fax: (312) 255-4820
              Tel.: (312) 255-4800
              Attn.: Michael J. Solot

      If to WPP, to:

              Wind Point Partners IV, L.P.
              Wind Point Partners V, L.P.

              Wind Point IV Executive Advisor Partners, L.P.
              Wind Point Associates IV, LLC
              676 N. Michigan Avenue, Suite 3700
              Chicago, Illinois 60611
              Fax: (312) 255-4820
              Tel: (312) 255-4800
              Attn: Michael J. Solot

              with a copy to:

              Sachnoff & Weaver, Ltd.
              30 S. Wacker Drive, 29th Floor
              Chicago, Illinois 60606
              Fax: (312) 207-1000
              Tel: (312) 207-6400
              Attn: Seth M. Hemming, Esq.

      If to Mid Oaks, to:

              Mid Oaks Investments LLC
              750 Lake Cook Road, Suite 440
              Buffalo Grove, Illinois  60089
              Fax: (847) 215-3421
              Tel: (847) 215-3420
              Attn: Wayne C. Kocourek

              with a copy to:

              Altheimer & Gray
              10 South Wacker Drive
              Chicago, Illinois  60606-7462
              Fax: (312) 715-4800
              Tel: (312) 715-4050
              Attn: David W. Schoenberg

      If to AGE, to:

              A.G. Edwards Capital, Inc.
              One North Jefferson
              St. Louis, MO 63103
              Fax: (314) 955-8095
              Tel: (314) 955-3971
              Attn: Patricia A. Dahl

      If to Koenig, van Benthuysen or an Executive, to his or her address set forth on the Company's records.

6.14 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury of any claim or cause of action in any legal proceeding arising out of or related to this Agreement or the transactions or events contemplated hereby or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party hereto. The parties hereto each agree that any and all such claims and causes of action shall be tried by a court trial without a jury. Each of the parties hereto further waives any right to seek to consolidate any such legal proceeding in which a jury trial has been waived with any other legal proceeding in which a jury trial cannot or has not been waived.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                  THE COMPANY:

                                  VI ACQUISITION CORP.

                                  By: /s/ Debra Koenig
                                      ------------------------------------------
                                  Name: Debra Koenig
                                  Its:  Executive Vice President

                                  [SIGNATURES CONTINUED ON FOLLOWING PAGE]

                              VI Acquisition Corp.
                            Stock Purchase Agreement

                             THE INVESTORS:

                             WIND POINT PARTNERS IV, L.P.

                             By:  Wind Point Investors IV, L.P.
                             Its: General Partner

                                  By: Wind Point Advisors LLC
                                  Its: General Partner

                             By: /s/ Jeffrey A. Gonyo
                                 -----------------------------------------------
                             Name: Jeffrey A. Gonyo
                             Its:  Managing Member

                             By: /s/ James P. TenBroek
                                 -----------------------------------------------
                             Name: James P. TenBroek
                             Its:  Managing Member

                             WIND POINT PARTNERS V, L.P.

                             By: Wind Point Investors V, L.P.
                             Its: General Partner

                                  By: Wind Point Advisors LLC
                                  Its: General Partner

                             By: /s/ Jeffrey A. Gonyo
                                 -----------------------------------------------
                             Name: Jeffrey A. Gonyo
                             Its: Managing Member

                             By: /s/ James P. TenBroek
                                 -----------------------------------------------
                             Name: James P. TenBroek
                             Its: Managing Member

                             [INVESTOR SIGNATURES CONTINUED ON FOLLOWING PAGE]

                              VI Acquisition Corp.
                            Stock Purchase Agreement

                             MID OAKS INVESTMENTS LLC

                             By: /s/ Wayne Kocourek
                                 ------------------
                             Name: Wayne Kocourek
                             Its: Chairman and CEO

                             [INVESTOR SIGNATURES CONTINUED ON FOLLOWING PAGE]

                              VI Acquisition Corp.
                            Stock Purchase Agreement

                             A.G. EDWARDS PRIVATE EQUITY PARTNERS QP II, L.P.

                             By: A.G. Edwards Capital, Inc.
                             Its: General Partner

                             By: /s/ Christopher B. Redmond
                                 -----------------------------------------------
                             Name: Christopher B. Redmond
                             Its: Vice President

                             A.G. EDWARDS PRIVATE EQUITY PARTNERS II, L.P.

                             By: A.G. Edwards Capital, Inc.
                             Its: General Partner

                             By: /s/ Christopher B. Redmond
                                 -----------------------------------------------
                             Name: Christopher B. Redmond
                             Its: Vice President

                              [INVESTOR SIGNATURES CONTINUED ON FOLLOWING PAGE]

                              VI Acquisition Corp.
                            Stock Purchase Agreement

                               /s/ Debra Koenig
                             ---------------------------------------------------
                             DEBRA KOENIG

                               /s/ Walter Van Benthuysen
                             --------------------------------------------------
                             WALTER VAN BENTHUYSEN

                             [INVESTOR SIGNATURES CONTINUED ON FOLLOWING PAGE]

                              VI Acquisition Corp.
                            Stock Purchase Agreement

                             WIND POINT IV EXECUTIVE ADVISOR PARTNERS, L.P.

                             By: Wind Point Investors IV, L.P.
                             Its: General Partner

                                 By: Wind Point Advisors LLC
                                 Its: General Partner

                             By: /s/ Jeffrey A. Gonyo
                                 -----------------------------------------------
                             Name: Jeffrey A. Gonyo
                             Its: Managing Member

                             WIND POINT ASSOCIATES IV, LLC

                             By: Wind Point Investors IV, L.P.
                             Its: Manager

                                 By: Wind Point Advisors LLC
                                 Its: General Partner

                             By: /s/ Jeffrey A. Gonyo
                                 -----------------------------------------------
                             Name: Jeffrey A. Gonyo
                             Its: Managing Member

                             [SIGNATURES CONTINUED ON FOLLOWING PAGE]

                              VI Acquisition Corp.
                            Stock Purchase Agreement

                             EXECUTIVES:

                               /s/ Joseph Trungale
                             ---------------------------------------------------
                             Joseph Trungale

                               /s/ Robert E. Kaltenbach
                             ---------------------------------------------------
                             Robert E. Kaltenbach

                               /s/ Timothy R. Kanaly
                             ---------------------------------------------------
                             Timothy R. Kanaly

                               /s/ Mark A. Hampton
                             ---------------------------------------------------
                             Mark A. Hampton

                               /s/ Daniel W. Gresham
                             ---------------------------------------------------
                             Daniel W. Gresham

                               /s/ Donald R. Prismon
                             ---------------------------------------------------
                             Donald R. Prismon

                              VI Acquisition Corp.
                            Stock Purchase Agreement

                                LIST OF EXHIBITS

Exhibit A               Acquisition Agreement
Exhibit B               Amended and Restated Certificate of Incorporation
Exhibit C               Stock to be Purchased
Exhibit D               Form of Management Agreement
Exhibit E               Form of Employment Agreement
Exhibit F               Form of Stockholders Agreement
Exhibit G               Form of Professional Services Agreement
Exhibit H               Form of Registration Rights Agreement